EXHIBIT 99.1

LANDRY’S RESTAURANTS, INC. (“LNY”/NYSE) REPORTS

THIRD QUARTER 2005 FINANCIAL RESULTS

Houston, Texas (November 8, 2005)

Landry’s Restaurants, Inc. (NYSE: LNY—News; the “Company”), one of the nation’s largest casual dining and entertainment companies announced its earnings for the third quarter ended September 30, 2005.

Revenues for the three months ended September 30, 2005, totaled $319.5 million, as compared to $314.4 million a year earlier. Net interest expense associated with the Company’s $850 million refinancing in the fourth quarter of 2004 in preparation for the Golden Nugget acquisition was $9.3 million in the third quarter 2005, compared to only $3.2 million in the third quarter of 2004. Net earnings for the quarter were $16.0 million, compared to $20.8 million reported last year. Earnings per share (diluted) for the quarter were $0.73, compared to $0.74 reported last year. Same store sales for the Company’s restaurants were down approximately 0.9% for the quarter.

Revenues for the quarter were adversely impacted by two substantial hurricanes, Katrina and Rita. Katrina essentially destroyed one restaurant in Biloxi, MS and resulted in closing two restaurants in New Orleans through the end of the quarter. Hurricane Rita resulted in the evacuation of approximately 58% of the entire population of eight gulf coast counties surrounding Houston, Texas and impacted the revenues of 66 restaurants for a period of approximately ten days. The combined revenue loss for these two storms during the third quarter is estimated to be between $5.0 million and $5.5 million. Revenue losses continued in the fourth quarter from remaining closed stores and Hurricane Wilma with an estimated impact of $1.8 million to $2.2 million through October 30, 2005.

Revenues for the nine months ended September 30, 2005, totaled $926.0 million, as compared to $907.7 million a year earlier. Net interest expense for the nine months ended September 30, 2005 was $26.5 million, compared to $9.3 million for the same period in 2004. Net earnings for the nine months were $40.9 million, compared to $53.5 million reported last year. Earnings per share (diluted) for the nine months were $1.75, compared to $1.88 in the prior year.

“We are pleased at being able to deliver $0.73 earnings per share; diluted, despite the extraordinary events affecting the consumer in our largest markets. We are also excited at closing the Golden Nugget acquisition on September 27, 2005, much sooner than originally expected. We have already begun the restaurant conversions and expect to be operating our concepts in the Las Vegas and Laughlin properties by early 2006,” said Mr. Tilman Fertitta, Chairman, President and Chief Executive Officer.

Mr. Rick Liem, Senior Vice President and Chief Financial Officer added, “We maintained solid margins despite revenue losses from the hurricanes. While the Company carries adequate insurance, the unique aspect of lost revenue over such a large number of units with no property damage also impacted our earnings by an estimated $0.06 per share; diluted.”

The Company operated 309 restaurants primarily under the trade names Joe’s Crab Shack, Landry’s Seafood House, Chart House, Rainforest Cafe, Saltgrass Steak House as well as other businesses including hotels, marinas, amusements, retail and the Golden Nugget Hotels and Casinos in Las Vegas and Laughlin, Nevada at September 30, 2005.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Tilman J. Fertitta		Rick H. Liem
	Chairman, President and CEO	or	Senior Vice President and CFO
	(713) 850-1010		(713) 850-1010

LANDRY'S RESTAURANTS, INC.

CONSOLIDATED INCOME STATEMENTS (000's except per share amounts)

	FOR THE QUARTER ENDED September 30, 2005		FOR THE QUARTER ENDED September 30, 2004		FOR THE NINE MONTHS ENDED September 30, 2005		FOR THE NINE MONTHS ENDED September 30, 2004
REVENUES	$319,511	100.0%	$314,378	100.0%	$926,008	100.0%	$907,671	100.0%

COST OF SALES	86,604	27.1%	86,747	27.6%	255,103	27.5%	253,576	27.9%
LABOR	91,841	28.8%	88,619	28.2%	267,953	28.9%	259,370	28.6%
OTHER OPERATING EXPENSES	76,780	24.0%	75,751	24.1%	223,738	24.2%	214,578	23.7%

UNIT LEVEL PROFIT	$64,286	20.1%	$63,261	20.1%	$179,214	19.4%	$180,147	19.8%
GENERAL & ADMINISTRATIVE	14,635	4.6%	14,074	4.5%	43,249	4.7%	45,421	5.0%
PRE-OPENING COSTS	1,338	0.4%	621	0.2%	3,508	0.4%	4,219	0.4%
DEPRECIATION & AMORTIZATION	15,615	4.9%	15,880	5.0%	45,474	4.9%	42,678	4.9%
ASSET IMPAIRMENT EXPENSE	—	0.0%	—	0.0%	—	0.0%	1,709	0.0%

TOTAL OPERATING INCOME	$32,698	10.2%	$32,686	10.4%	$86,983	9.4%	$86,120	9.5%
OTHER EXPENSE (INCOME)	9,202		2,124		26,839		8,170

INCOME BEFORE TAXES	23,496		30,562		60,144		77,950
TAX PROVISION	7,518		9,780		19,246		24,470

NET INCOME	$15,978		$20,782		$40,898		$53,480

EARNINGS PER SHARE—(Basic)	$0.75		$0.76		$1.81		$1.94
AVERAGE SHARES—(Basic)	21,275		27,400		22,575		27,500

EARNINGS PER SHARE—(Diluted)	$0.73		$0.74		$1.75		$1.88

AVERAGE SHARES—(Diluted)	21,900		28,200		23,300		28,400

EBITDA (Earnings before interest, taxes, depreciation and amortization):
Total Operating Income	$32,698		$32,686		$86,983		$86,120
Add Back:
Depreciation and Amortization	15,615		15,880		45,474		42,678
Asset Impairment Expense	—		—		—		1,709

EBITDA	$48,313		$48,566		$132,457		$130,507

EBITDA is not a generally accepted accounting principles ("GAAP") measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant industry. EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic.

LANDRY'S RESTAURANTS, INC.

CONDENSED UNAUDITED BALANCE SHEETS

($ in Millions except per share amounts)

	September 30, 2005	December 31, 2004
	(unaudited)
Cash & Equivalents	$47.9	$201.4
Other Current Assets	106.3	96.1

Total Current Assets	154.2	297.5

Property & Equipment, Net	1,359.2	1,007.3
Other Assets	84.3	40.2

Total Assets	$1,597.7	$1,345.0

Current Liabilities	$213.8	$136.0
Long-Term Debt	814.1	559.5
Other Non-current	55.9	48.6

Total Liabilities	1,083.8	744.1

Total Stockholders' Equity	513.9	600.9

Total Liabilities & Equity	$1,597.7	$1,345.0

Net Book Value per share	$23.80	$23.47